Exhibit 10.1

CONSULTING AGREEMENT

This Agreement dated as of the 6th of March 2024 (the “Agreement”), between Inspire Veterinary Partners, Inc., a Delaware corporation, located at 2324 Valle Rio Way, Virginia Beach, VA 23456 (“Inspire”) and Charles “Chuck” Keiser, DVM, whose principal business address is 3468 Stanford Road, Danville, KY 40422 (“Consultant”).

WHEREAS, the Consultant is an experienced professional of veterinary medicine and the veterinary medicine business; and

WHEREAS, the Consultant has performed consulting services for the Company relating to veterinary medicine business support and other related activities as directed by the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be bound hereby, the parties hereto agree as follows:

1.	Consultant’s Services. The Consultant has provided to the Company professional consulting services in the area of veterinary medicine business support (“Consulting Services”) as requested and directed by the Company.

2.	Consideration. In consideration for the Consulting Services performed by the Consultant under this Agreement, the Company will issue to the Consultant shares of Class A common stock, $0.0001 par value per share, of the Company (the “Class A Common Stock”) in an amount equal to ONE HUNDRED FIFTY ONE THOUSAND SIX HUNDRED AND NINETY FIVE DOLLARS AND SIXTY CENTS ($151,695.60), determined as the closing price per share of Class A Common Stock quoted on The Nasdaq Capital Market on the last trading day immediately prior to the date of this Agreement. The Company will use commercially reasonable best efforts to issue and delivery to the Consultant or his designee the Class A Common Stock within five (5) business days of execution of this Agreement. The Consultant acknowledges and agrees that the sale of the Class A Common Stock will be consummated as a privately negotiated transaction exempt from registration pursuant to Rule 506(b) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), resulting in the issuance of restricted book-entry shares to the Consultant. The Consultant acknowledges and agrees that (i) the Class A Common Stock have not been registered under the Securities Act, and will be issued to the Consultant in reliance upon an exemption from the registration requirements of the Securities Act; (ii) the Class A Common Stock must be held indefinitely, unless they are later registered under the Securities Act or unless an exemption from registration is otherwise available under Rule 144 promulgated under the Securities Act (“Rule 144”) or other applicable law, and that the Company has no obligation to register the Class A Common Stock; (iii) the Class A Common Stock shall not be offered, sold, transferred, pledged, or otherwise disposed of without registration under the Securities Act and applicable state securities laws or an opinion of counsel reasonably acceptable to the Company that such registration is not required; and (iv) the Class A Common Stock shall bear a restrictive Rule 144 legend and that the Class A Common Stock shall maintain such legend until such legend may be removed pursuant to applicable state and federal securities laws;

3.	Expenses. The Company will not be responsible for any costs or expenses incurred by the Consultant relating to the provision of Consulting Services, the issuance, beneficial ownership or disposition of the Class A Common Stock or otherwise arising out of, or in connection with, this Agreement.

4.	Notices. All notices and other communications shall be in writing and shall be deemed to have been duly given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via e-mail or other electronic or digital format at the email address set forth below at or prior to 5:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via e-mail or other electronic or digital format on a day that is not a business day or later than 5:30 p.m. (New York City time) on any business day, (c) the second (2nd) business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given:

If to the Company,

Inspire Veterinary Partners, Inc.

780 Lynnhaven Parkway, Suite 400

Virginia Beach, Virginia 23452

Telephone Number: (757) 734-5464

Email: kcarr@inspirevet.com and rfrank@inspirevet.com

Attention: Kimball Carr and Richard Frank

With a copy (which shall not constitute notice) to:

The Crone Law Group, PC

420 Lexington Avenue, Suite 2446

New York, New York 10170

Telephone Number: (646) 861-7891

Email: mcrone@cronelawgroup.com and jlaxague@cronelawgroup.com

Attention: Mark E. Crone, Esq. and Joe Laxague, Esq.

If to the Subscriber,

Charles “Chuck” Keiser, DVM

3468 Stanford Road

Danville, Kentucky 40422

Telephone Number:

Email: ckeiserdvm@bhcteam.com

Attention: Charles “Chuck” Keiser, DVM

5.	Termination. This Agreement shall remain in effect until terminated pursuant to the terms of this agreement. Either party may terminate this agreement at any time without cause and without incurring any additional obligation, liability or penalty upon five (5) days’ notice to the other party. This Agreement will terminate upon delivery of the shares of Class A Common Stock to the Consultant pursuant to this Agreement, provided that Sections 3 through 9 shall survive termination of this Agreement.

6.	Confidentiality. The Consultant, for himself and his agents, covenant and agree that they will not at any time, except in performance of their obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that they may learn or have learned by reason of their association with the Company or any of its subsidiaries and affiliates. The term “confidential information” includes information not previously disclosed to the public or to the trade by the Company’s management, or otherwise in the public domain, with respect to the Company’s, or any of its affiliates’ or subsidiaries’ products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company’s products or services), business plans, prospects or opportunities.

7.	General Release. The Consultant, for himself and his agents, for valuable consideration, receipt of which is acknowledged, on behalf of himself and his heirs, executors, trustees, legal representatives, administrators, successors, assigns, and agents, past and present, expressly and forever discharges and releases the Company and its past and present predecessors, successors, parents, subsidiaries, affiliates, assigns, stockholders, attorneys, officers, directors, agents, representatives, employees, and insurers, and their respective heirs, executors, administrators, successors, assigns, stockholders, attorneys, officers, directors, agents, representatives, and employees, as well as any and all of their insurers (each a “Released Party” and collectively, “Released Parties”), of and from all claims demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which the Consultant ever had, now have, or have may against the Company or any Released Party, under the laws of any jurisdiction, by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter, including, without limitation, all claims which have been, could have been or might be asserted. It is the specific intention of the Parties to this General Release Agreement that this General Release Agreement releases any and all claims by the Consultant against the Company and any of the other Released Parties.

8.	Further Assurances. The Consultant agrees to cooperate fully and to execute any and all supplemental documents and to take additional actions that may be necessary or appropriate to give full force and effect to the basic terms and intent of this Release Agreement and which are not inconsistent with its terms.

9.	Miscellaneous.

a.	Severability. If a court of competent jurisdiction determines that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such court shall have the authority to replace such invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

b.	Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Consultant. The Agreement may be amended at any time by mutual written agreement of the parties hereto.

c.	Construction. This General Release Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law. Additionally, any action to enforce the terms of this General Release Agreement shall be commenced exclusively in the federal or state courts in New York County in the City and State of New York. The Parties consent to the exclusive jurisdiction of the federal and state courts in New York County, agree not to seek to transfer or remove the action to another court, waive any claim under the doctrine of forum non conveniens, and WAIVE THEIR RIGHT TO A TRIAL BY JURY.

d.	Successors. This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by the Consultant and the Company, their respective heirs, executors, administrators and assigns.

e.	Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

f.	Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

The Consultant

/s/ C. H. Keiser, DVM
Charles “Chuck” Keiser, DVM
Date:

The Company

Inspire Veterinary Partners, Inc.

By:	/s/ Kimball Carr
Name:	Kimball Carr
Title:	Chair, President and Chief Executive Officer

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